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                              SERVICES AGREEMENT

     This Services Agreement (the "Agreement") is made as of November 1, 1996 by and between ZIFF-DAVIS VERLAG, GmbH ("ZDV"), a corporation organized under the laws of Germany and YAHOO! GmbH ("YAG"), a corporation organized under the laws of Germany.

     YAG has been organized as a joint venture between Yahoo! Inc.("Yahoo") and SB Holdings (Europe) Ltd., an affiliate of ZDV, pursuant to a joint venture agreement dated as of this same date (the "Joint Venture Agreement"), in order to operate in Germany a localized version of the Yahoo! Guide (such localized guide, "Yahoo Deutschland"), to develop related on-line navigational services in Germany, and to conduct certain other businesses related to such activities.

     YAG desires that ZDV provide certain Services (the "Services") for YAG and ZDV desires to provide such Services for YAG.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein, the parties hereto agree as follows:

1.  OFFICE, FINANCIAL AND ADMINISTRATIVE SERVICES.

    (a)  ZDV shall provide the following Services to YAG:

         (i) office space for up to five (5) employees of YAG along with related office services such as utilities, telecommunications equipment (including the costs of installment and maintenance of lines, office units and the PBX switch as well as an estimated amount for actual calls), general office supplies, mailroom services, cleaning services, maintenance services and general office equipment (for example, photocopiers and telefax machines); and

         (ii) financial management and other administrative support including payroll processing, accounting, purchasing, management information, recruiting, other human resource and facility services. In providing accounting services, ZDV shall

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use its reasonable efforts to provide data and information to YAG so that
YAG's financial personnel may prepare reports in accordance with the European Financial Reporting Template attached as Exhibit A. YAG acknowledges that ZDV may need a reasonable period of time to adjust accounting procedures to produce reports in that form. ZDV shall also provide to YAG other similar administrative and operational services required to carry out YAG's business plan that ZDV has the resources to provide without unreasonable cost or burden to its own operations.

     (b) YAG shall pay ZDV for the Services all of ZDV's out-of-pocket expenses to third parties incurred in connection with the Services (including those incurred prior to this date on behalf of YAG). Those expenses shall include actual charges for telecommunications calls (i.e., above the estimated amount included with the office space in Section 1(a)(i) above), special postage, courier service, and any other similar products or services provided by third parties which are individually billed to ZDV and which are not included in its general charges specified above. Commencing with the launch date of Yahoo Deutschland on October 10, 1996, YAG shall also pay an allocated part of ZDV's internal costs in providing the Services, determined in accordance with the allocations which ZDV uses for its own operating units. The allocations for 1996 are set forth in Schedule 1(b). ZDV shall have the right to make appropriate adjustments in Schedule 1(b) for each calendar year hereafter based on increases in its applicable costs. If V.A.T., use or similar taxes are at any time to be required to be paid on the Services, they will be added to the amounts payable by YAG pursuant to this Agreement.

     (c) ZDV shall send an itemized monthly invoice to YAG for the Services provided by ZDV during the previous month and for any other charges that may be due by YAG under this Agreement.

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YAG shall pay such amount within thirty (30) days after receipt of the invoice.

     (d) Prior to this date and the formation of YAG, ZDV has directly paid through its payroll certain persons who have been hired on behalf of YAG and who will be transferred to the YAG payroll after YAG's formation and
commencement of operations.   YAG shall reimburse ZDV for all salary, payroll
taxes, benefits and similar costs paid or liabilities incurred by ZDV in connection with those employees. YAG shall also reimburse ZDV for any other out-of-pocket expenses incurred by ZDV or its personnel on behalf of YAG including, without limitation, travel and entertainment expenses, employee procurement fees and expenses and similar costs incurred since the discussion of the formation of YAG began.

     (e) YAG acknowledges that although ZDV shall provide purchasing assistance, it shall be responsible for paying for all furniture and computer equipment and similar items principally used by its employees on ZDV's premises.

     (f) YAG shall give ZDV at least thirty days notice of its need for office space for new employee. Nothing herein shall require ZDV to lease new space to accommodate YAG personnel.

2.   PROMOTIONAL SERVICES.

     (a) During the term of this agreement, ZDV and YAG shall provide each other with the right to run a reasonable number of advertisements and promotions at "house rates" in their respective publications and services. For purposes of this agreement "house rates" shall mean 30% of the regular rate charged for a page, banner or other promotional or ad space. Any production or similar out-of-pocket charges related to house ads shall be paid in full. All advertising services provided shall be subject to the applicable rate card or other applicable terms and conditions of the publication or service being used. House rates may not be combined with other promotional rates including

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volume or frequency discounts or other special rate programs or  used for inserts.

     (b) ZDV and YAG shall explore with other promotional activities as may be appropriate including, for example, joint participation in marketing and promotional events such as trade shows. Each party shall discuss with the other party in good faith (before any other comparable third party) any plans to incorporate editorial materials, listings, brand features and similar content within publications or services similar to those distributed by the other party, and shall allow the other a reasonable time to make a first offer, it being the intention to cooperate in such areas as reasonably practical for both parties; provided, however, that the foregoing shall not obligate either party to enter into any such arrangement.

3.   AD REPRESENTATIVE SERVICES.

     (a) ZDV has acted and shall act as the exclusive advertising sales representative for Yahoo Deutschland and other products and services of YAG for the United Kingdom, Ireland, France and Germany and other European countries in which ZDV or its affiliates regularly solicit online advertising (the "Territory"). ZDV shall use its reasonable efforts to sell advertising in the Territory and to collect amounts owed to YAG from such advertisers. Although ZDV shall use its ZDNet sales force to sell ads on YAG as well as ZDNet, ZDV shall add an additional sales person above the personnel anticipated for selling ZDNet and its other products in light of its ad sales services for YAG and YAG shall be entitled to interview prospective candidates for such positions and to approve the person hired provided it does so promptly. ZDV shall use reasonable efforts to hire such sales person with a six month probation period if labor laws permit. Although all of ZDV sales personnel shall continue to be employees of ZDV and subject to its direction, all such personnel shall provide the YAG sales

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director with reports on sales calls and sales as the YAG sales director may request (including daily reports if requested) in coordination with reports to ZDV sales managers. YAG acknowledges that ZDV has not made any representation with respect to the amount of advertising it may sell. All such advertising shall be sold in accordance with such standard terms and conditions as YAG may provide.

     (b) All advertising shall be subject to acceptance by YAV and YAV shall accept or reject any insertion order within two business days of receipt of that order from ZDV; failure to respond within that time shall be deemed acceptance.

     (c) As compensation for its services, ZDV shall be entitled to a commission on the Net Amount collected on advertisements from the Territory carried by Yahoo Deutschland and YAG's other products and services. That commission shall be [XXXX] of the Net Amount collected from advertising up to the cumulative amount of advertising projected for period of ZDV's services as set forth in the Business Plan attached to the Joint Venture Agreement and [XXXX] of the Net Amount collected from advertising above that amount. (For example, if the Business Plan calls for [XXXX] of advertising in the first six months of this agreement and ZDV sells the Net Amount of [XXXX] for that period, ZDV shall receive commissions on the first [XXXX] at the rate of [XXXX] and on the remaining [XXXX] at the rate of [XXXX]) Net Amount means gross ad revenues, adjusted for ad agency commissions, discounts, billing adjustments and allowances, make goods, bad debt write-offs, and collection agency, attorney and other out-of-pocket collection fees and expenses. ZDV shall not be responsible for bad debts; it being the intention of the parties that YAG bear the credit risk of its advertisers. ZDV shall pay to YAG within ten days following the end of each month all of the amounts collected by it for advertising run on YAG's products and services, less its commission and any out-of-pocket costs for

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collection agencies, attorneys or other collection efforts.  At the end of each calendar quarter, ZDV and YAG shall review the Net Amount of advertising for all quarters preceding the quarter then ending and determine whether ZDV shall be entitled to the [XXXX] commission on the Net Amount of any advertising in any prior period.

     (d) ZDV shall provide the ad rep services through [XXXX]. The parties shall commence discussions about the renewal of the services for an additional period not later than [XXXX]. If YAG shall not continue ZDV's exclusive ad sales services [XXXX]or the end of any renewal term thereafter (i.e., YAG begins to sell part or all of its inventory itself or through a third party), YAG shall continue to pay ZDV commissions on all advertising carried by YAG from the Territory following the effective date of discontinuation for which ZDV secured orders prior to the discontinuation date. In addition, notwithstanding any other provision of this agreement, in that event, ZDV shall have the right to require YAG to hire and assume all ongoing employment obligations to the new sales person referred to in 3(a) above without any severance or other cost to ZDV arising out of that person's employment with ZDV.

     (e) ZDV may carry out its services outside of Germany through its affiliated companies including Ziff-Davis France, S.A. ("ZDF") and Ziff-Davis UK, Ltd. ("ZDUK"), e.g., ZDF may sell ads in France for YAG's products and services and ZDUK may sell ads in United Kingdom and Ireland for YAG's products and services.

     (f) Although ZDV's ad representation services shall be exclusive, YAG may have members of its internal staff assist in sales efforts provided that such efforts shall be coordinated with ZDV and that all sales resulting from such efforts shall be commissionable to ZDV as if its sales force had made such sales.

4.   TERM AND TERMINATION.


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     (a)  This Agreement shall be commence as of the date set forth above and, unless earlier terminated pursuant to paragraphs (b), (c), or (d) of this Section, shall continue for [XXXX] years after that date. Upon termination, all rights and obligations of each party hereto shall cease as of the date of termination and any amounts owed by either party hereto shall be paid in full.

     (b) This Agreement shall also terminate automatically and effective immediately upon the earlier to occur of:

          (i)   the dissolution, termination or liquidation of ZDV or YAG;

          (ii) the appointment of a trustee in bankruptcy for ZDV or YAG, an assignment of assets for the benefit of ZDV's or YAG's creditors or the adjudication of bankruptcy with respect to ZDV or YAG.

          (iii)  the termination of the Joint Venture Agreement.

     (c) In the event that either party hereto shall commit any material breach of or default under this Agreement and such breach or default is not cured within thirty days after notice of such breach or default (if remediable), the non-defaulting or non-breaching party shall have the right (but not the obligation), in addition to all other legal and equitable remedies that may be available to such party, to terminate this Agreement.

     (d) YAG may terminate any or all of the Services described in Section 1 upon not less than ninety (90) days notice to ZDV. At the end of such ninety
(90) days, ZDV shall make an appropriate reduction in its allocated charges. To the extent YAG wishes to terminate services upon less than 90 days notice ZDV shall use its reasonable efforts to end those services, reduce its costs and therefore reduce its charges to YAG in accordance with YAG's schedule.

5.   DIRECTION AND CONTROL OF ZDV'S PERSONNEL.


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     (a)  ZDV shall have the exclusive right to direct and control its personnel and/or any third parties providing the Services hereunder, free of any supervision, direction or control by YAG (other than in respect of YAG's right, as the recipient of such Services, to specify the nature of the Services desired to be performed). ZDV shall have the sole right to determine the conditions of employment for all ZDV personnel providing Services hereunder, including without limitation, their working hours, employment and vacation policies, benefits, seniority, promotions and assignments. ZDV will be solely responsible for compensation of such personnel and for all withholding taxes, unemployment insurance, workmen's compensation, and any other insurance and fringe benefits with respect to such personnel. ZDV shall also have the exclusive right to hire and fire such personnel. Unless YAG shall have acted in breach of this agreement with respect to ZDV's personnel, ZDV shall be solely responsible for severance or amounts payable upon the termination of employment of such personnel or any dispute or claim concerning that termination and ZDV shall indemnify, defend and hold YAG and its officers and directors, harmless, from any and all claims brought against by ZDV personnel relating to such termination, dispute or claim.

     (b) YAG shall not solicit the employment or hire, whether as an employee or consultant, any employee or former employee of ZDV or its European affiliates without ZDV's (or such affiliate's) prior written consent unless such former employee has not worked for ZDV or an affiliate for a period of six months prior to the date of hire by YAG.

6.  LIMITATION OF LIABILITY.

    (a) ZDV shall use its best efforts to provide the Services under this agreement in a professional and timely manner; in no event, however, shall ZDV be liable to YAG for any loss, damage, claim, liability or expense of any kind caused directly or indirectly by any action (other than for ZDV's gross negligence

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or willful breach of this Agreement) taken in furnishing the Services to be provided under this Agreement.

    (b) Neither ZDV nor YAG shall be liable to the other for any special indirect, incidental, consequential or punitive damages, including without limitation, lost or imputed profits, lost savings, loss of goodwill or legal expenses, resulting from any cause whatsoever, whether liability is asserted in contract, tort or otherwise (including negligence and strict product liability), and regardless of the form of legal action, even if the party has advised or has been advised of the possibility of any such loss or damage. In no event shall the aggregate damages claimed by YAG hereunder exceed the total fees actually paid by YAG to ZDV under this Agreement, regardless of the number or extent of such claims.

7. CONFIDENTIALITY. Confidential information disclosed by either party hereto to the other for the purposes of this Agreement which is clearly so identified in writing as proprietary or confidential or which the circumstances surrounding its disclosure indicate that it is confidential or proprietary shall be protected by the recipient in the same manner and to the same degree that the recipient protects its own confidential information. Notwithstanding the foregoing, the recipient shall have no obligation under this Agreement with respect to any confidential information disclosed to it which (i) was already known to recipient at the time of its receipt hereunder, (ii) becomes generally available to the public other than by means of recipient's breach of its obligations hereunder, (iii) is received by recipient from a third party whose disclosure is not in breach of any agreement of confidentiality or (iv) is ordered to be disclosed by a court or other governmental body with jurisdiction over the parties hereto.

8. FORCE MAJEURE. ZDV shall not be responsible for any failure or delay in performance of its obligations under this Agreement

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because of circumstances beyond its reasonable control including, but not limited to, acts of God, fires, floods, wars, civil disturbances, sabotage, accidents, labor disputes (whether or not the employees' demands are reasonable and within the party's power to satisfy), governmental actions or transportation delays.

9.   NOTICES.

     (a) Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when
(i) hand delivered by one party to the other party at the addresses set forth below, (ii) deposited in Germany Mail, postage prepaid, for mailing by certified or registered mail, return receipt requested, or (iii) sent by reputable overnight courier, addressed as follows:

     If to ZDV, addressed to:
     Ziff-Davis Verlag, GmbH
     Riesstrasse 25,
     Block C, 4th Floor
     8000 Munich 50
     Germany

     Attention: Managing Director

     with a copy to:

     Legal Department
     Ziff-Davis Publishing Company
     One Park Avenue
     New York, NY 10016
     U.S.A.

     If to YAG, addressed to:

     Yahoo! GmbH
     Riesstrasse 25,
     Block C, 4th Floor
     8000 Munich 50
     Germany

     Attention: Managing Director

     with copies to:

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     Yahoo!, Inc.
     3400 Central Expwy., Suite 201
     Santa Clara, CA 95051
     Attention: Gary Valenzuela

     and to:

     Venture Law Group
     2800 Sand Hill Road
     Menlo Park, CA 94025
     Attention: James Brock, Esq.

or to such other address or addresses as may be specified from time to time in a written notice given by such party. Notwithstanding the foregoing, routine instructions, requests, directions and notices dealing with day to day operations under this Agreement may be given in such manner to such persons as may be agreed by the parties hereto from time to time is reasonable and practicable.

10.  MISCELLANEOUS.

     (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the provision of the Services, supersedes all previous oral or written negotiations, representations, undertakings and agreements heretofore made between the parties hereto in respect to the subject matter hereof and may not be amended except in writing signed by both parties.

     (b) If any term or provision of this Agreement is held to be invalid or unenforceable by reason of any rule of law or public policy, then this Agreement shall be deemed amended to delete therefrom the term or provision held to be invalid or unenforceable and all of the remaining terms and provisions of this Agreement shall remain in full force and effect.

     (c) This Agreement shall be interpreted, construed and governed under and by the laws of Germany, without regard to its choice of law rules.

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     (d)  Except as expressly set forth herein, no person not a party hereto shall be a third-party beneficiary of any provision of this Agreement. Nothing contained herein shall be construed or deemed to confer any benefit or right upon any third party.

     (e) The failure of a party to insist upon strict or timely adherence to any term of this Agreement on any occasion shall not be construed a waiver, or deprive that party of the right thereafter to insist upon strict or timely adherence to that term or any other term of this Agreement.

     (f) The headings in this Agreement are intended solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. No modification of this Agreement shall be effected by the acknowledgment or acceptance of any purchase order, acknowledgment or other forms containing terms or conditions at variance with or in addition to those set forth in this Agreement.

     (g) Nothing herein contained shall be construed to place the parties hereto in the relationship of partners, joint ventures, principal and agent, or employer and employee.

     (h) This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, taken together, shall constitute a single instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.

YAHOO! GmbH                        ZIFFF-DAVIS VERLAG, GmbH

By:/s/ HEATHER KILLEN              By:/s/ MICHAEL SCHARFENBERGER
   ---------------------              ---------------------------
   Name:  Heather Killen             Name: Michael Scharfenberger
   Title: Managing Director          Title: Managing Director

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                                  SCHEDULE 1(b)


1. Space and related office services including utilities, telecommunications equipment, general office supplies, mailroom services, cleaning services, maintenance services and general office equipment shall be apportioned to YAG per standard ZDV apportionment practices which are based on employee head count (determined on the basis of the number of full-time or equivalent full-time positions). The per annum charge per full-time employee or equivalent for 1996 for these services is DM30,500.

2. Financial management and other administrative support including payroll processing, accounting, purchasing and management information, recruiting, other human resource and facility services shall be apportioned to YAG per standard ZDV apportionment practices which are based on employee head count (determined on the basis of the number of full-time or equivalent full-time positions). The per annum charge per full-time employee or equivalent for 1996 for these services is DM17,175.





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